Exhibit 99.1

DigitalNet Holdings, Inc. Announces Tender Offer and Consent Solicitation by Its Wholly Owned Subsidiary DigitalNet, Inc. for Any and All Outstanding 9% Senior Notes Due 2010

Herndon, VA – (Business Wire) – September 22, 2004 – DigitalNet Holdings, Inc. (Nasdaq: DNET) (the “Company”) announced today that its wholly owned subsidiary, DigitalNet, Inc. (“DigitalNet”), has commenced a cash tender offer for any and all of its outstanding 9% Senior Notes due 2010 (the “Notes”) (CUSIP No. 25389FAB0).  The Notes were issued on July 3, 2003 in an aggregate principal amount of $125 million, of which $81.25 million is outstanding.  In conjunction with the tender offer, DigitalNet is soliciting the consent of holders of at least a majority in aggregate outstanding principal amount of the Notes to amendments to the indenture under which the Notes were issued.  If adopted, the amendments would eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture.  The terms and conditions of the tender offer are set forth in an Offer to Purchase and Consent Solicitation Statement dated September 22, 2004 (the “Offer”).  The tender offer will expire at 12:00 midnight, New York City time, on October 20, 2004, unless extended or earlier terminated (the “Expiration Time”) as described in the Offer.  Holders of the Notes cannot tender their Notes without delivering their consents to the amendments and cannot deliver consents without tendering their Notes.

As described in the Offer, the Total Consideration for each $1,000 principal amount of Notes validly tendered and purchased in the Offer will be a price determined by reference to the yield to maturity of the 3-1/8% U.S. Treasury Note due May 15, 2007 (the “Reference Security”) as of 10:00 a.m., New York City time, on October 18, 2004 (the “Price Determination Date”) unless extended, plus 50 basis points.  The Total Consideration includes a consent payment of $30 per $1,000 principal amount of Notes that will be payable to holders who validly tender their Notes and deliver consents on or prior to 5:00 p.m., New York City time, on October 5, 2004, unless extended or earlier terminated (the “Consent Payment Deadline”) and their Notes are accepted for purchase. Holders who validly tender Notes after the Consent Payment Deadline but prior to the Expiration Time will be entitled to receive the Tender Offer Consideration, which is equal to Total Consideration less the consent payment.  In either case, tendering holders will receive accrued and unpaid interest from the most recent payment of semi-annual interest preceding the Payment Date up to, but not including, the Payment Date.

The tender offer is subject to the satisfaction of certain conditions, including: (i) the consummation of the acquisition of DigitalNet Holdings, Inc. by BAE Systems North America Inc., as announced on September 11, 2004; (ii) the receipt of the requisite consents from the holders of at least a majority in aggregate principal amount of Notes and the execution of a supplemental indenture giving effect to the proposed amendments to the indenture for the Notes described above; and (iii) certain other customary conditions.

Wachovia Securities and Banc of America Securities LLC are the Dealer Managers and Solicitation Agents for the tender offer and consent solicitation.  Questions regarding the terms of the tender offer or consent solicitation should be directed to Wachovia Securities at (704) 715-8341 or toll-free at (866) 309-6316 or Banc of America Securities LLC at (212) 847-5834 or toll-free at (888) 292-0070.  The Depositary and Information Agent is Global Bondholder Services Corporation.  Any questions or requests for assistance or additional copies of documents may be directed to the Information Agent at (212) 430-3774 or toll-free at (866) 470-3800.

This news release is neither an offer to purchase nor a solicitation of an offer to sell the Notes. The offer is being made only by reference to the Offer to Purchase and Consent Solicitation Statement and related Letter of Transmittal and Consent dated September 22, 2004.

About DigitalNet Holdings, Inc.:

DigitalNet Holdings, Inc. builds, integrates and manages enterprise network computing solutions that provide government organizations with sustainable strategic business advantages. With more than 30 years of experience, DigitalNet Holdings, Inc. provides Managed Network Services, Information Security Solutions and Application Development Services and Solutions for the U.S. Department of Defense, U.S. Government civilian agencies and the intelligence community. We are focused on adding value to our clients by increasing network reliability, reducing overall network costs, and rapidly migrating mission critical network computing environments to new technologies.  www.digitalnet.com.

Forward Looking Statements

The statements contained in this release which are not historical facts are forward-looking statements, within the meaning of The Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations, forecasts and assumptions that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in, or implied by, the forward-looking statements. The Company has attempted, whenever possible, to identify these forward-looking statements using words such as “may,” “will,” “should,” “projects,” “estimates,” “expects,” “plans,” “intends,” “anticipates,” “believes,” and variations of these words and similar expressions. Similarly, statements herein that describe the Company’s business strategy, prospects, opportunities, outlook, objectives, plans, intentions or goals are also forward-looking statements. The Company cannot give any assurance that the tender offer and consent solicitation will be consummated.  Factors that could affect whether the tender offer and consent solicitation are completed include, among other things, the satisfaction or waiver of certain conditions, including the consummation of the acquisition of the Company by BAE Systems North America Inc. The merger itself is also subject to the satisfaction or waiver of a number of conditions, including obtaining clearances from U.S. regulatory authorities. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: funding decisions of U.S. Government projects; government contract procurement, option exercise and termination risks; competitive factors such as pricing pressures and/or competition to hire and retain qualified employees; the Company’s ability to identify, execute or effectively integrate future acquisitions, including UTA; the Company’s ability to successfully raise additional capital; changes to the tax laws relating to the treatment and deductibility of goodwill or any change in tax rates; additional costs related to compliance with the Sarbanes-Oxley Act of 2002, revised NASDAQ listing standards, SEC rule changes or other corporate governance issues; material changes in laws or regulations applicable to the Company’s business and other risk factors described in the Company’s 10-K for the year ended December 31, 2003. In addition, the statements in this press release are made as of September 22, 2004. We expect that subsequent events or developments will cause our views to change.  The Company undertakes no obligation to update any of the forward-looking statements made herein, whether as a result of new information, future events, changes in expectations or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to September 22, 2004.

Investor Relations Contact:

Joe Cormier, DigitalNet Holdings, Inc.

(703) 563-7703

joe.cormier@digitalnet.com